Exhibit 99.1

Federal Trust Corporation Announces Opening of Eustis Branch

          SANFORD, Fla., Oct. 24 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman and Chief Executive Officer of Federal Trust Corporation, announced today that Federal Trust Bank has opened its ninth branch office at 256 W. County Road 44, Eustis, Florida.

          “We are very excited about our new branch that provides the Bank with our first branch office in Lake County,” stated Mr. Suskiewich.  “The Eustis office is our third new branch office opened in 2006.  The branch is a prime location located on the corner of CR 44 and SR 19 in a Publix shopping center. We are equally pleased to announce Betty Whittaker as manager.  Betty joined Federal Trust in December 2005 and brings a wealth of experience as we enter this new market.”  Chairman Suskiewich concluded in saying, “Our Palm Coast branch in Flagler County and our Edgewater branch in Eastern Volusia County should begin construction before the end of 2006, completing our branch expansion strategy.”

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $723 million federally-chartered, FDIC-insured savings bank.  Federal Trust Bank operates from nine full-service offices in Florida that are located in Seminole, Volusia, Orange and Lake Counties. The Executive and Administrative Offices of the Company are located in Sanford, Florida.

          Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.”  At October 23, 2006, the closing price was $10.23 per share.

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes.

          For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.  Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                        10/24/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary-Investor Relations of Federal Trust Corporation, +1-407-323-1833/
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